Exhibit 10.3

ANNUAL DELIVERY AGREEMENT

THIS AGREEMENT is entered into effective as of January 1, 2010 by and between Golden Growers Cooperative (the “Cooperative”) and the undersigned member of the Cooperative (the “Member”).

WHEREAS, the Member and the Cooperative are parties to a Uniform Member Agreement (the “Member Agreement”) by which the Member has the right and obligation to annually deliver corn to the Cooperative;

WHEREAS, the parties desire to establish the method and other terms and conditions by which Member will deliver corn to the Cooperative; and

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and in the Member Agreement, the parties agree as follows:

1.                                       Annual Corn Commitment.  Member currently owns                      units in the Cooperative, and therefore is obligated to deliver                      bushels of corn to the Cooperative (the “Annual Corn Commitment”) subject to the Cooperative’s right to reduce the Annual Corn Commitment as provided in the Member Agreement.  The Cooperative agrees to accept Member’s delivery of the Annual Corn Commitment.

2.                                       Delivery Method.  Member hereby agrees that it will satisfy the Annual Corn Commitment by utilizing the following delivery method with respect to the bushels so designated:

Method A Delivery  —                               bushels

Method B Delivery —                                bushels

The foregoing delivery method shall apply with respect to the Annual Corn Commitment in 2010, and each subsequent year until such time as Member elects to change the delivery method by entering into a new Annual Delivery Agreement.  New Annual Delivery Agreements must be executed prior to December 15 of the year prior to the year to which the new delivery method election is to apply.

3.                                       Method A Delivery Terms.  In addition to other terms of this Agreement, the terms of the Member Agreement, and the Articles of Incorporation and Bylaws of the Cooperative, Method A Deliveries shall be made pursuant to the following terms and conditions:

a.                                       Corn Purchase Agreement.  Member will physically deliver all Method A bushels of corn to the location designated by the Cooperative or its agent.  Member will enter into a corn purchase agreement with the Cooperative, or its designated agent, establishing the corn delivery schedule, the delivery location, the per bushel price for corn, quality premiums/deductions, and other terms and conditions related to corn deliveries intended to fulfill the Annual Corn Commitment.

b.                                      Quality Specifications.  All corn delivered by Member to the Cooperative shall be in accordance with any quality standards set from time to time by the Cooperative or its agent.  Corn of substandard quality, as determined by the Cooperative or its agent, shall be either (a) rejected and returned to Member with all costs relating to the rejection and return charged to Member; or (b) accepted with deductions and allowances made and charged against Member because of the inferior grade, quality or condition at delivery.  If, in the sole opinion of the Cooperative, the Member continually fails to deliver acceptable corn, the Cooperative may terminate Member’s membership in the Cooperative as provided in the Bylaws.  The Cooperative shall use accepted grading standards on corn delivered to the Cooperative.  The Member agrees to observe all rules and regulations, and accept the grading, established by the Cooperative or its agent.  Member agrees that it shall apply or use no pesticide, chemical or other substances in a manner which could result in any residue in or on corn delivered under this Agreement, beyond the limits permitted by law or governmental regulations.

c.                                       Corn Price.  Member will be paid for Method A corn deliveries based on the contracted price for the corn at the point of delivery, as reflected in the corn purchase agreement to be entered into between Member and the Cooperative or its agent.  Any quality premiums and deductions shall be reflected in the payment for the corn.

d.                                      Security Interests.  Member shall notify the Cooperative of any security interest in Member’s corn being delivered hereunder.  The Cooperative shall have the right to apply payments due to the Member in satisfaction of the secured obligation.

e.                                       Direct Delivery Incentive.  Member may receive a direct delivery incentive for delivering corn through Method A, such incentive to be calculated on a per bushel basis in an amount to be determined from time to time by the Board of Directors.  The direct delivery incentive shall be uniform in amount and application with respect to similarly situated members of the Cooperative and shall be paid following the end of the calendar year in which the deliveries were made.

4.                                       Method B Delivery Terms.  In addition to the other terms of this Agreement, the terms of the Member Agreement, and the Articles of Incorporation and Bylaws of the Cooperative, Method B Deliveries shall be made pursuant to the following terms and conditions:

a.                                       Cooperative as Agent.  Member hereby appoints the Cooperative as its agent to fulfill all Method B bushels.  The Cooperative accepts such appointment and agrees to procure the corn necessary to fulfill such Method B bushels, either directly or through an agent of the Cooperative.

b.                                      Corn Price.  The price of corn to be paid by the Cooperative to Member for Method B bushels shall be equal to, and netted against, the cost of corn incurred by the Cooperative in fulfilling Member’s Annual Corn Commitment, such that no amount shall be payable by the Cooperative to Member for corn delivered on Member’s behalf.

c.                                       Agency Fee.  Member shall pay the Cooperative an agency fee, calculated on a per bushel basis, in an amount to be determined from time to time by the Board of Directors to compensate the Cooperative for the cost of acting as Member’s agent.  The agency fee shall be uniform in amount and application with respect to all similarly situated members of the Cooperative and shall be collected as an adjustment to distributions to be made to Member, or in the absence of any such distribution, Member will be billed for the agency fee.

5.                                       Income Allocation/Distributions.  Members who patronize the Cooperative will receive an allocation of the Cooperative’s income/loss, and a possible cash distribution, based on patronage in accordance with the Bylaws and the Member Agreement.

6.                                       Nature of Agreement.  This Agreement is intended to supplement the Member Agreement as contemplated therein, and except as specifically provided herein, this Agreement shall not be deemed to amend or modify the terms of the Member Agreement.  This Agreement shall automatically terminate in the event of a termination of the Member Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above.

MEMBER	GOLDEN GROWERS COOPERATIVE

By	By
Its		Its

Member Name

Member Address

Member #